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                                                                 EXHIBIT 9A
                          MSAM ADMINISTRATION AGREEMENT



          Agreement dated as of November __, 1992 between MORGAN STANLEY FUND, INC., a Maryland corporation (the "Fund") and MORGAN STANLEY ASSET MANAGEMENT INC., a Delaware corporation ("MSAM").

          WHEREAS, the Fund has filed a Registration Statement on Form N-1A to register as an investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and to offer shares of three investment funds (the Money Market Fund, the Global Active Country Allocation Fund and the Global Fixed Income Fund) under the Securities Act of 1933, as amended; and

          WHEREAS, the Fund desires to retain MSAM to render certain management, administrative, transfer agency, dividend disbursing and other services to the Fund, and MSAM is willing to render such services;

          NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, agree as follows:

 1.       APPOINTMENT OF ADMINISTRATOR

          The Fund hereby appoints MSAM to act as administrator to the Fund for the period and on the terms set forth in this Agreement. In connection therewith, MSAM accepts such appointment and agrees to render the services and provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation herein provided. The parties hereto agree that MSAM may render and provide the services described herein directly or through the services of third parties appointed by MSAM ("MSAM Agents"). In connection with such appointment, the Fund will deliver to MSAM copies of each of the following documents and will deliver to it all future amendments and supplements, if any:

          1. Certified copies of the Articles of Incorporation of the Fund as presently in effect and as amended from time to time;

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          2.        A certified copy of the Fund's By-Laws as presently in
effect and as amended from time to time;

          3. A copy of the resolution of the Fund's Board of Directors authorizing this Agreement;

          4. Specimens of all forms of outstanding and new stock certificates in the forms approved from time to time by the Board of Directors of the Fund with a certificate of the Secretary of the Fund as to such approval;

          5. The Fund's registration statement on Form N-1A as filed with, and declared effective by, the U.S. Securities and Exchange Commission, and all amendments thereto;

          6. Each resolution of the Board of Directors of the Fund authorizing the original issue of the Fund's shares.

          7. Certified copies of the resolutions of the Fund's Board of Directors authorizing: (1) certain persons to give instructions to the Fund's custodian pursuant to the Corporate Custody Agreement and (2) certain persons to sign checks and pay expenses on behalf of the Fund.

          8. A copy of the Investment Advisory Agreement dated __________, 1992 between the Fund and MSAM.

          9. A copy of the Corporate Custody Agreement dated __________, 1992 between the Fund and The Morgan Guaranty Trust Company of New York.

          10. Such other certificates, documents or opinions which MSAM may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

 2.       REPRESENTATION AND WARRANTIES OF MSAM

     MSAM represents and warrants to the Fund that:

      A. It is a corporation, duly organized and existing in good standing under the laws of Delaware.

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      B.       It is duly qualified to carry on its business in the State of New
York.

      C. It is empowered under applicable laws and by its Certificate of Incorporation and By-Laws to enter into and perform the services contemplated in this Agreement.

      D. All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

      E. It has and will continue to have and maintain, directly or through third parties, the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

 3.       AUTHORIZED SHARES

          The Fund certifies to MSAM that, as of the close of business on the date of this Agreement, (i) the Fund is authorized to issue 2,500,000,000 shares of common stock, par value $0.001 per share ("Shares"); (ii) the Board of Directors has the power to classify or reclassify unissued Shares, from time to time, into one or more classes of Shares ("Investment Funds"); and (iii) it will initially offer Shares of three Investment Funds (the Money Market Fund, the Global Active Country Allocation Fund and the Global Fixed Income Fund).

 4.       SERVICES PROVIDED BY MSAM

          MSAM shall discharge, directly or through MSAM Agents, the following responsibilities subject to the control of the Fund's Board of Directors, and in compliance with the objectives, policies and limitations set forth in the Fund's registration statement, Articles of Incorporation, By-Laws and applicable laws and regulations, as in effect and as amended from time to time.

           1. GENERAL ADMINISTRATION. Under the direction of the Fund's Board of Directors, MSAM shall manage, administer, and conduct all of the general business activities of the Fund other than those which have been contracted to MSAM Agents by the Fund. MSAM shall, directly or through MSAM Agents, provide the personnel and facilities necessary to perform such general

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business activities under the supervision of the Fund's Board of Directors and
Executive Officers.

           2. ACCOUNTING. MSAM shall, directly or through MSAM Agents, provide the following accounting services to the Fund:

          1) Maintenance of the books and records and accounting controls for the Fund's assets, including records of all securities transactions;

          2) Daily calculation of the net asset value for each of the Investment Funds;

          3) Accounting for dividends and interest received and distributions made by each of the Investment Funds;

          4) Preparation and filing of the Fund's United States federal tax returns and annual and semiannual reports on Form N-SAR:

          5) The production of transaction data, financial reports and such other periodic and special reports as the Board of Directors of the Fund may reasonably request;

          6) The preparation of financial statements for the annual and semiannual reports and other shareholder communications;

          7)  Liaison with the Fund's independent auditors;

          8) Monitoring and administration of arrangements with the Fund's custodian and depository banks; and

          9) Maintenance of (but not the payment for) the fidelity bond required to be maintained under the 1940 Act and preparation of the filings required in connection therewith.

           3. TRANSFER AGENT. The Fund hereby directs MSAM to be responsible for the appointment of a transfer agent for the

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Fund and MSAM agrees to act in such capacity.  In connection with such appointment, the transfer agent shall:

          1)  Maintain records showing for each Fund shareholder the following:

               a)  Name, address and tax identifying number (if applicable);

               b)  Number of Shares of each Investment Fund held;

               c) Historical information, including dividends paid and date, and price of all transactions, including individual purchases and redemptions; and

               d) Any dividend reinvestment order, application, dividend address and correspondence relating to the current maintenance of the account;

          2) Record the issuance of Shares of each Investment Fund and notify the Fund in case any proposed issue of Shares by the Fund shall result in an over-issue as identified by Section 8-104(2) of the Uniform Commercial Code of New York and in case any issue would result in such an over-issue, shall refuse to countersign and issue, and/or credit, said Shares. Except as specifically agreed in writing, MSAM and any transfer agent appointed by MSAM shall have no obligation, when countersigning and issuing and/or crediting Shares, to take cognizance of any other laws relating to the issue and sale of such Shares except insofar as policies and procedures of the Stock Transfer Association recognize such laws.

          3) Process all orders for the purchase of each Investment Fund in accordance with the Fund's current registration statement. Upon receipt of any check or other payment for purchase of Shares from an investor, the transfer agent will (i) stamp the order with the date of receipt, (ii) determine the amounts thereof due the Fund, and notify the Fund of such determination and deposit, such notification to be given on a daily basis

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          of the total amounts determined and deposited to said account during such day. The transfer agent shall then credit the share account of the investor with the number of Shares to be purchased according to the price of the Shares in effect for purchases made on the date such payment is received as set forth in the Fund's current prospectus and shall promptly mail a confirmation of said purchase to the investor, all subject to any instructions which the Fund may give to MSAM or the transfer agent with respect to the timing or manner of acceptance of orders for Shares relating to payments so received by it.

          4) Receive and stamp with the date of receipt all requests for redemption of Shares held in certificate or noncertificate form, and shall process said redemption requests as follows:

               a) MSAM or the transfer agent shall on each business day notify the Fund of the total number of Shares presented and covered by such requests that comply with the applicable standards approved by the Fund and are received by MSAM or the transfer agent on such day;

               b) On or prior to the seventh calendar day succeeding any such request for redemption, MSAM or the transfer agent shall notify the Fund's custodian, subject to instructions from the Fund, to transfer monies to such account as designated by MSAM or the transfer agent for payment to the redeeming shareholder of the applicable redemption or repurchase price.

               c) If any such certificate or request for redemption does not comply with applicable standards, MSAM or the transfer agent shall promptly notify the investor of such fact, together with the reason therefore, and shall effect such redemption at the Investment Fund's price next determined after receipt of documents complying with said standards or, at such other time as the Fund shall so direct;

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          5)  Acknowledge all correspondence from shareholders relating to their share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon;

          6) Process redemptions, exchanges and transfers of Shares upon telephone instructions from qualified shareholders in accordance with the procedures set forth in the Fund's current prospectus. MSAM and any transfer agent appointed by MSAM shall be permitted to act upon the instruction of any person by telephone to redeem, exchange and/or transfer Shares from any account for which such services have been authorized. In accordance with Section 7 herein, the Fund hereby agrees to indemnify and hold MSAM and any transfer agent appointed by MSAM harmless against all losses, costs or expenses, including attorney fees, suffered or incurred by MSAM and any transfer agent appointed by MSAM directly or indirectly as a result of (i) taping the telephone conversation of any shareholder, or (ii) relying on the telephone instructions of any person acting on behalf of a shareholder account for which telephone services have been authorized.

           4. RECORDING OF TRANSFER. A transfer agent duly appointed by MSAM is authorized to transfer on the records of the Fund maintained by it, Shares represented by certificates, as well as issued Shares held in noncertificate form, upon the surrender to it of the certificate or in the case of noncertificated Shares, comparable transfer documents in proper form for transfer, and upon cancellation thereof to countersign and issue new certificates or other documents of ownership for a like amount of Shares and to deliver the same pursuant to the transfer instructions.

           5. STOCK CERTIFICATES. The Fund shall supply any transfer agent appointed by MSAM with a sufficient supply of continuous form blank stock certificates for each of the Investment Funds and from time to time shall renew such supply upon request of MSAM or such transfer agent. Such blank stock certificates shall be properly signed, manually or by facsimile, as authorized by the Fund, and shall bear the Fund's seal or

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facsimile thereof; and, notwithstanding the death, resignation or removal of any officers of the Fund authorized to sign certificates of stock, the transfer agent may, until otherwise directed by the Fund or MSAM, continue to countersign certificates which bear the manual or facsimile signature of such officer.

           6. ISSUE OF STOCK CERTIFICATES. If a shareholder of any Investment Fund requests a stock certificate representing his Shares, the transfer agent will countersign and mail by first class mail, a stock certificate to the investor at his address as set forth on the transfer books of the Fund.

           7. RETURNED CHECKS. In the event that any check or other order for the payment of money is returned unpaid for any reason, MSAM or an MSAM Agent will take such steps, including redepositing said check for collection or returning said check to the investor, as MSAM or the MSAM Agent may, at its discretion, deem appropriate, or as the Fund may instruct.

           8. DIVIDEND TAX REPORTING AND WITHHOLDING. MSAM or an MSAM Agent will prepare, file with the Internal Revenue Service and mail to shareholders such returns for reporting payment of dividends and distributions as are required by applicable laws to be so filed and/or mailed and MSAM or an MSAM Agent appointed by MSAM shall withhold such sums as are required to be withheld under applicable Federal income tax laws, rules and regulations.

           9. PROXIES. MSAM or an MSAM Agent shall mail proxy statements, proxy cards and other materials supplied to it by the Fund and shall receive, examine and tabulate returned proxies. MSAM or an MSAM Agent shall make interim reports of the status of such tabulation to the Fund upon request, and shall certify the final results of the tabulation.

           10. DIVIDENDS DISBURSING. MSAM or an MSAM Agent shall act as Dividend Disbursing Agent for the Fund and each of its Investment Funds, and, as such shall prepare and mail checks or credit income and capital gain payments to shareholders. The Fund shall advise MSAM or an MSAM Agent of the declaration of any dividend or distribution and the record and payment date thereof at least five (5) days prior to the record date. MSAM or an MSAM

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Agent shall, on or before the payment date of any such dividend or distribution, notify the Fund's custodian of the estimated amount required to pay any portion of said dividend or distribution which is payable in cash, and on or before the payment date of such dividend or distribution, the Fund shall instruct its custodian to make available to MSAM or an MSAM Agent sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional Shares by virtue of any such distribution or dividend, appropriate credits will be made to this account and/or stock certificates delivered where requested. A shareholder not electing issuance of stock certificates will receive a confirmation from MSAM or an MSAM Agent indicating the number of Shares credited to his account as a result of the reinvested dividend or distribution.

           11. OTHER INFORMATION. MSAM shall, directly or through an MSAM Agent, furnish for the Fund such other information as is required by law, including but not limited to, shareholder lists, and such statistical information as may be reasonably requested by the Fund.

 5.       SERVICES TO BE OBTAINED INDEPENDENTLY BY THE FUND

          The following shall be provided at no expense to MSAM hereunder:

           1.       Organizational expenses;

           2.       Services of an independent accountant;

           3. Services of outside legal counsel (including such counsel's review of the Fund's registration statement, proxy materials and other reports and materials prepared by MSAM, directly or through MSAM Agents;

           4. Any services contracted for by the Fund directly from parties other than MSAM;

           5. Trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Fund's investment portfolios;

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           6.       Taxes, insurance premiums and other fees and expenses
applicable to the Fund's operation;

           7.       Investment advisory services;

           8. Costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the preparation, printing and mailing of any proxy materials;

           9. Costs incidental to Directors' meetings, including fees and expenses of Directors;

           10. The salary and expenses of any officer or employee of the Fund;

           11. Services of the Fund's custodian and depository banks, and all services related thereto;

           12. Costs incidental to the preparation, printing and distribution of the Fund's registration statement, and any amendments thereto, and shareholder reports;

           13. All registration fees and filing fees required under the securities laws of the United States and state regulatory authorities;

           14. Fidelity bond and Directors' and Officers' liability insurance.

 6.       PRICES, CHARGES AND INSTRUCTIONS

           1. The Fund will pay to MSAM, as compensation for the services provided and the expenses assumed pursuant to this Agreement, the amount as agreed to in a written fee schedule approved by the parties hereto (see Schedule
A). In addition, MSAM, or MSAM Agents, shall be reimbursed for the cost of any and all forms, including blank checks and proxies, used by it in communicating with shareholders of the Fund, or especially prepared for use in connection with MSAM's obligations hereunder, as well as the cost of (i) postage; (ii) telephone, telex and telecopy facilities used in communicating with shareholders of the Fund; (iii) microfilm used each year to record the previous

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year's transactions in shareholder accounts; (iv) computer tapes used for permanent storage of records; (v) permanent storage costs for hard copy Fund records; and (vi) insertion of materials in mailing envelopes by outside firms. Prior to ordering any forms in such supply as it estimates will be adequate for more than two years' use, MSAM or any MSAM Agent shall obtain the written consent of the Fund. All forms for which MSAM or any MSAM Agent has received reimbursement from the Fund shall be and remain the property of the Fund until used.

           2. At any time MSAM, and MSAM Agents, may apply to any officer of the Fund or officer of the Fund's investment adviser for instructions, and may consult with legal counsel for the Fund, or its own outside legal counsel, at the expense of the Fund, with respect to any matter arising in connection with the services to be performed by MSAM or any MSAM Agent and MSAM and such MSAM Agent shall not be liable and shall be indemnified by the Fund for any action taken or omitted by MSAM or the MSAM Agent in good faith in reliance upon such instructions. In carrying out its duties hereunder, MSAM and such MSAM Agents shall be protected and indemnified in acting upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change or authority of any person, until receipt of written notice thereof from the Fund. MSAM and any MSAM Agent shall also be protected and indemnified, except where a stop order is in effect, in recognizing stock certificates which MSAM or the MSAM Agent reasonably believes to bear the proper manual or facsimile signature of the officers of the Fund, and the proper counter-signatures of any present or former transfer Agent of the Fund.

 7.       LIMITATION OF LIABILITY AND INDEMNIFICATION.

           1. MSAM shall be responsible hereunder for the performance of only such duties as are set forth or contemplated herein or contained in instructions given to it which are not contrary to this Agreement. MSAM shall have no liability for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misfeasance of MSAM, its officers and employees.

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           2.       The Fund shall indemnify and hold MSAM, and MSAM Agents,
harmless from all loss, cost, claim, demand, damage and expense, including reasonable expenses for legal counsel, incurred by any such person resulting from any action or omission by any such person in the performance of its duties hereunder or under such arrangements with MSAM, or as a result of acting upon any instructions reasonably believed by any such person to have been executed by a duly authorized officer of the Fund or of the Fund's investment adviser, provided that this indemnification shall not apply to actions or omissions of MSAM, MSAM Agents or any of their officers, employees or agents in cases of its or their own gross negligence or willful misfeasance.

           3. The Fund will be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any liability subject to the indemnification provided above, but, if the Fund elects to assume the defense, such defense shall be conducted by legal counsel chosen by the Fund. In the event the Fund elects to assume the defense of any such suit and retain such legal counsel, MSAM, any of its affiliated persons or any MSAM Agent, named as defendant or defendants in the suit, may retain additional legal counsel but shall bear the fees and expenses of such legal counsel unless at such time the Fund specifically authorizes in writing the retaining of such legal counsel at the Fund's expense.

           4. No provisions of this Agreement shall be deemed to protect MSAM, any MSAM Agent or any of their directors, officers and/or employees, against liability to the Fund or its shareholders to which it might otherwise be subject by reason of any fraud, willful misfeasance or gross negligence in the performance of its duties or the reckless disregard of its obligations under this Agreement.

 8.       CONFIDENTIALITY

     MSAM agrees that, except as otherwise required by law or as necessary in accordance with this Agreement, MSAM will keep, and will obtain the agreement of any MSAM Agent to keep, confidential all records and information in its or their possession relating to the Fund or its shareholders or shareholder accounts and will

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not disclose the same to any person except at the request or with the written consent of the Fund.

 9.       COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS

          The Fund assumes full responsibility hereunder for complying with all applicable requirements of the Securities Act of 1933, the 1940 Act and the Securities Exchange Act of 1934 ("1934 Act"), all as amended, and any laws, rules and regulations of governmental authorities having jurisdiction, except to the extent that MSAM specifically assumes any such obligations under the terms of this Agreement.

          MSAM shall, directly or through MSAM Agents, maintain and preserve for the periods prescribed, such records relating to the services to be performed by MSAM under this Agreement as are required pursuant to the 1940 Act and the 1934 Act. All such records shall at all times remain the respective properties of the Fund, shall be readily accessible during normal business hours to each party, and shall be promptly surrendered upon the termination of this Agreement or otherwise on written request. Records shall be surrendered in usable machine readable form.

10.       STATUS OF MSAM

          The services of MSAM to the Fund are not to be deemed exclusive, and MSAM shall be free to render similar services to others. MSAM and any MSAM Agent shall be deemed to be independent contractors hereunder and shall, unless otherwise expressly provided herein or authorized by the Fund from time to time, have no authority to act or represent the Fund in any way or otherwise be deemed an agent of the Fund with respect to this Agreement.

11.       PRINTED MATTER CONCERNING THE FUND OR MSAM

          Neither the Fund nor MSAM shall, with respect to this Agreement, publish and circulate any printed matter which contains any reference to the other party without such party's prior written approval, excepting such printed matter as refers in accurate terms to MSAM's appointment under this Agreement and except as required by applicable law.


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12.       TERM, AMENDMENT AND TERMINATION

          This Agreement may be modified or amended from time to time by mutual agreement between the parties hereto. The Agreement shall remain in effect for a period of one year from the date the Fund's registration statement on file with the U.S. Securities and Exchange Commission becomes effective and shall automatically continue in effect thereafter unless terminated by either party at the end of such period or thereafter on 60 days' prior written notice. Upon termination of the Agreement, the Fund shall pay to MSAM such compensation as may be due under the terms hereof as of the date of such termination. If, during the initial one-year period, either of the parties hereto shall be in default in the performance of any its duties and obligations hereunder (the "Defaulting Party"), the other party hereto may give written notice to the Defaulting Party and if such default shall not have been remedied within 30 days after such written notice is given, then the party giving such notice may terminate this Agreement on 90 days' written notice of such termination to the Defaulting Party, but such termination shall not affect any rights or obligations of either party arising from or relating to such default under the terms hereof.

13.       NOTICES

          Any notice or other communication authorized or required by this Agreement to be given to any party mentioned herein shall be sufficiently given if addressed to such party and mailed postage prepaid or delivered to its principal office.

14.       NONASSIGNABILITY

          This Agreement shall not be assigned by any of the parties hereto without the prior consent in writing of the other party.

15.       SUCCESSORS

          This Agreement shall be binding on and shall inure to the benefit of the Fund and MSAM, and their respective successors.

16.       GOVERNING LAW

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          This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

17.       COUNTERPARTS

          This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.




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          IN WITNESS WHEREOF, each of the parties hereto has caused this
Agreement to be duly executed as of the day and year first above written.


ATTEST:                       MORGAN STANLEY FUND, INC.

                              By:
-------------------------         -------------------------
     Assistant Secretary                President


ATTEST:                       MORGAN STANLEY ASSET MANAGEMENT
                              INC.

                              By:
-------------------------         -------------------------
     Assistant Secretary                Principal



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                                   SCHEDULE A

                                       TO

           MSAM ADMINISTRATION AGREEMENT DATED AS OF __________, 1992

                            MORGAN STANLEY FUND, INC.


                                       and


                      MORGAN STANLEY ASSET MANAGEMENT INC.


                                  FEE SCHEDULE



For the services provided and the expenses assumed pursuant to the attached MSAM Administration Agreement, the Morgan Stanley Fund, Inc. shall pay to Morgan Stanley Asset Management Inc. an annual fee, in monthly installments, of .25% of the average daily net assets of each of the Money Market Fund, Global Active Country Allocation Fund and Global Fixed Income Fund, respectively. This fee is allocated to each Investment Fund based on the relative net assets of each, provided, however, that the annual fee payable in respect of the Money Market Fund will be reduced to the extent that the Portfolio's annual operating expense ratio would exceed .___% of the aggregate net assets of such Investment Fund.